EXHIBIT 99.1
PRESS RELEASE DATED OCTOBER 27, 2005

EvergreenBancorp, Inc. Declares Quarterly Cash Dividend

(October 27, 2005 – Seattle, WA) – The Board of Directors of EvergreenBancorp, Inc. (OTCBB: EVGG) has approved a quarterly cash dividend upon the common stock of the company, President and CEO Gerald O. Hatler announced today. A cash dividend of 6 cents ($.06) per share will be payable on November 18, 2005 to shareholders of record as of the close of business on November 8, 2005. This dividend has been adjusted for the stock split of October 25, 2005 and represents an increase of approximately 7% over the last quarterly dividend.

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; Health Savings Accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.

The EvergreenBank brand of caring, attentive, “once and done” customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates six offices in Seattle, Bellevue, Lynnwood, and Federal Way. Visit www.evergreenbank.com to learn more.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

Contact:

EvergreenBancorp, Inc.
Bill Filer, Chief Financial Officer, 206-749-7350